THE ROCKLAND FUNDS TRUST
                     SUBSCRIPTION AGREEMENT


To the Board of Directors of The Rockland Funds Trust:

     The undersigned purchaser (the "Purchaser") hereby subscribes to 2500 shares (the "Shares") of beneficial interest in The Rockland Funds Trust (the "Company") in consideration for which the Purchaser agrees to transfer to the Company upon demand Twenty-Five
Thousand Dollars ($25,000) in cash. The Purchaser desires to invest the $25,000 in The Rockland Growth
Fund.  Accordingly, the Purchaser will receive 2500
Shares of The Rockland Growth Fund.

     It is understood that a certificate representing the Shares shall not be issued to the undersigned, but such ownership shall be recorded on the books and records of the Company's transfer agent.
Notwithstanding the fact that a certificate representing ownership will not be issued, the Shares will be deemed fully paid and nonassessable.

     The Purchaser agrees that the Shares are being purchased for investment with no present intention to resell or redeem the Shares.

     The Purchaser acknowledges that costs incurred by the Company in connection with its organization, registration and initial public offering of Shares of the Company have been deferred and are being amortized over a period of five years from the date upon which the Company commences its investment activities.

     The Purchaser agrees that in the event any of the Shares purchased under this Subscription Agreement are redeemed during this five year period, the Company is authorized to reduce the redemption proceeds to cover any unamortized organizational expenses in the same proportion as the number of Shares being redeemed bears to the number of Shares outstanding at the time of the redemption. If, for any reason, the reduction of redemption proceeds is not in fact made by the Company in the event of such a redemption, the Purchaser agrees to reimburse the Company immediately for any unamortized organizational expenses in the proportion stated above.

     Dated and effective as of the 24th day of October, 1996.



                                   /s/ Richard H. Gould
                                   __________________________
                                   Richard H. Gould


                           ACCEPTANCE


     The foregoing subscription is hereby accepted.


     Dated and effective as of the 24th day of October, 1996.


                                   THE ROCKLAND FUNDS TRUST


                                   /s/ Charles S. Cruice
                                   _________________________________
                                   By:  Charles S. Cruice, President


                                   /s/ Richard H. Gould
                                   ___________________________________
                         Attest:   By:  Richard H. Gould, Treasurer